Exhibit 99.1

Central Garden & Pet Announces Q2 Fiscal 2022 Results

Q2 fiscal 2022 net sales increased 2% to $954 million

Q2 fiscal 2022 diluted GAAP EPS of $1.27

Maintains outlook for fiscal 2022 diluted GAAP EPS of $3.10 or better

WALNUT CREEK, Calif.--(BUSINESS WIRE)--May 4, 2022--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) (“Central”), a market leader in the garden and pet industries, today announced financial results for its fiscal 2022 second quarter ended March 26, 2022.

“Central delivered another solid quarter thanks to strong execution by our team in this challenging inflationary environment,” said Tim Cofer, CEO of Central Garden & Pet. “Despite the ongoing headwinds, we grew sales and operating income, and importantly, expanded gross margin, and remain on track to deliver our fiscal 2022 financial targets. We continue to make purposeful investments to drive profitable long-term growth.”

Fiscal 2022 Second Quarter Financial Results

Net sales increased 2% to $954 million compared to $935 million a year ago, driven by recent acquisitions, which contributed $52 million to the quarter. Organic net sales decreased 3.5% compared to the prior year quarter.

Gross margin was 30.1%, an increase of 100 basis points compared to a year ago, driven primarily by pricing as well as favorable product mix and productivity improvements, partially offset by cost inflation in commodities, freight and labor.

Operating income increased 2% to $107 million from $105 million a year ago. Operating margin of 11.2% was in line with the prior year despite continued inflation and heightened investment spending.

Net interest expense was $15 million compared to $10 million a year ago primarily due to higher debt outstanding.

The Company's net income was $70 million, a decrease of 4% from $73 million a year ago. Diluted GAAP earnings per share for the quarter was $1.27, a decrease of $0.05 compared to the prior year quarter. Adjusted EBITDA increased 2% to $131 million from $129 million a year ago.

The Company’s effective tax rate was 23.4% compared to 22.7% in the prior year quarter.

Garden Segment Fiscal 2022 Second Quarter Results

Net sales for the Garden segment increased 3% to $457 million driven by contributions from recent acquisitions offsetting a decline in organic sales of 9%. Organic strength in wild bird was more than offset by declines in chemicals & fertilizer, garden distribution, controls and grass seed, driven by unfavorable weather causing a late start to the garden season. On a two-year compound annualized growth rate basis, organic Garden segment sales increased 17% in the second quarter.

Garden segment operating income increased 7% to $71 million driven by the strong performance of recent acquisitions. Operating margin grew 50 basis points to 15.4%, mainly driven by contributions from recent acquisitions and improved pricing, partially offset by inflationary pressures and heightened investment spending. Garden segment adjusted EBITDA increased 5% to $78 million from $75 million in the prior year quarter.

Pet Segment Fiscal 2022 Second Quarter Results

Net sales for the Pet segment increased 1% to $498 million, with notable contributions from the Company's dog and cat, outdoor cushions, professional and pet distribution businesses, offset by softness in pet beds.

Pet segment operating income decreased 2% to $61 million, and operating margin declined 40 basis points to 12.2%. Pet segment adjusted EBITDA decreased 1% to $70 million from $71 million a year ago, largely driven by inflationary headwinds and heightened investment spending, partially offset by improved pricing and favorable product mix.

Additional Information

The Company's cash balance at the end of the quarter was $54 million compared to $40 million a year ago. Cash used by operations during the quarter was $180 million compared to $84 million a year ago. The increase in cash used by operations was due primarily to changes in working capital, predominantly an increase in inventory resulting from an intentional build-up in inventory due to increased demand for the Company's products amid the continuing global supply chain issues, as well as increased input costs.

Total debt as of March 26, 2022 was $1.2 billion compared to $1 billion at March 27, 2021. The Company's leverage ratio(1) at the end of the second quarter was 2.9x compared to 2.5x at the end of the prior year quarter. The Company repurchased approximately 227 thousand shares or $9.4 million of its stock during the quarter.

Fiscal 2022 Guidance

The Company continues to expect fiscal 2022 GAAP EPS to be $3.10 or better. The outlook takes into account increasing costs for commodities and freight, exacerbated by the current geopolitical environment, labor, a return to more normalized consumer demand patterns following extraordinary demand spanning two fiscal years and resuming more historical levels of promotional activity. This guidance further includes anticipated pricing actions across the Company's portfolio as well as investments in capacity expansion, brand building, consumer insights, innovation and eCommerce to drive sustainable growth. This outlook does not include the impact of acquisitions that may close during fiscal 2022.

Conference Call

The Company's senior management will host a conference call today at 4:30 p.m. Eastern Time | 1:30 p.m. Pacific Time to discuss the Company's second quarter fiscal 2022 results. The conference call and related materials can be accessed at http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international).

(1) Calculated using adjusted EBITDA as per the Company’s credit agreement, filed with the SEC on December 21, 2021.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2021 net sales of $3.3 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. For additional information about Central, please visit www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased levels of investment to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, the accretive expectations for recent acquisitions, a return to more normalized consumer demand patterns, in addition to resuming more normal levels of travel and promotional activity and their impact on future growth, and earnings guidance for fiscal 2022, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  our ability to successfully manage the continuing impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic;
  the success of our Central to Home strategy;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  inflation and other adverse macro-economic conditions;
  fluctuations in market prices for seeds and grains and other raw materials;
  fluctuations in energy prices, fuel and related petrochemical costs;
  our inability to pass through cost increases in a timely manner;
  supply chain delays and disruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  adverse weather conditions;
  seasonality and fluctuations in our operating results and cash flow;

  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  impacts of tariffs or a trade war;
  consolidation trends in the retail industry;
  declines in consumer spending during economic downturns;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives;
  our ability to recruit and retain new members of our management team to support our growing businesses and to hire and retain employees;
  our inability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended March 26, 2022, so all financial results are preliminary and subject to change.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts, unaudited)
ASSETS	March 26, 2022	March 27, 2021	September 25, 2021
Current assets:
Cash and cash equivalents	$54,082	$39,869	$426,422
Restricted cash	12,676	12,612	13,100
Accounts receivable (less allowances of $28,234, $29,784 and $29,219)	619,629	636,466	385,384
Inventories, net	888,051	672,901	685,237
Prepaid expenses and other	49,449	45,339	33,514
Total current assets	1,623,887	1,407,187	1,543,657
Plant, property and equipment, net	384,940	295,769	328,571
Goodwill	511,973	289,955	369,391
Other intangible assets, net	499,251	128,229	134,431
Operating lease right-of-use assets	204,148	135,552	165,602
Other assets	125,059	590,410	575,028
Total	$3,349,258	$2,847,102	$3,116,680

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$297,194	$278,969	$245,542
Accrued expenses	228,412	217,117	234,965
Current lease liabilities	44,765	40,586	40,731
Current portion of long-term debt	378	91	1,081
Total current liabilities	570,749	536,763	522,319

Long-term debt	1,185,456	978,887	1,184,683
Long-term lease liabilities	165,446	99,840	130,125
Deferred income taxes and other long-term obligations	133,274	70,033	56,012

Equity:
Common stock, $0.01 par value: 11,335,658, 11,336,358 and 11,335,658 shares outstanding at March 26, 2022, March 27, 2021 and September 25, 2021	113	113	113
Class A common stock, $0.01 par value: 42,228,533, 42,643,315 and 42,282,922 shares outstanding at March 26, 2022, March 27, 2021 and September 25, 2021	422	427	423
Class B stock, $0.01 par value: 1,612,374, 1,612,374 and 1,612,374 at March 26, 2022, March 27, 2021 and September 25, 2021	16	16	16
Additional paid-in capital	580,555	572,815	576,446
Retained earnings	712,683	589,348	646,082
Accumulated other comprehensive loss	(703)	(2,153)	(831)
Total Central Garden & Pet Company shareholders’ equity	1,293,086	1,160,566	1,222,249
Noncontrolling interest	1,247	1,013	1,292
Total equity	1,294,333	1,161,579	1,223,541
Total	$3,349,258	$2,847,102	$3,116,680

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)
	Three Months Ended		Six Months Ended
	March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021
Net sales	$954,370	$935,252	$1,615,768	$1,527,482
Cost of goods sold	667,578	662,851	1,130,780	1,089,662
Gross profit	286,792	272,401	484,988	437,820
Selling, general and administrative expenses	179,947	167,791	351,929	306,170
Operating income	106,845	104,610	133,059	131,650
Interest expense	(14,729)	(10,222)	(29,211)	(31,197)
Interest income	27	71	101	277
Other income (expense)	(369)	704	(578)	1,456
Income before income taxes and noncontrolling interest	91,774	95,163	103,371	102,186
Income tax expense	21,488	21,564	23,889	22,945
Income including noncontrolling interest	70,286	73,599	79,482	79,241
Net income attributable to noncontrolling interest	573	645	760	674
Net income attributable to Central Garden & Pet Company	$69,713	$72,954	$78,722	$78,567
Net income per share attributable to Central Garden & Pet Company:
Basic	$1.30	$1.35	$1.47	$1.46
Diluted	$1.27	$1.32	$1.44	$1.43
Weighted average shares used in the computation of net income per share:
Basic	53,458	53,851	53,475	53,805
Diluted	54,722	55,156	54,818	54,930

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, unaudited)
	Six Months Ended
	March 26, 2022	March 27, 2021
Cash flows from operating activities:
Net income	$79,482	$79,241
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	38,449	31,769
Amortization of deferred financing costs	1,316	952
Non-cash lease expense	23,532	19,120
Stock-based compensation	11,479	10,394
Debt extinguishment costs	169	8,577
Loss on sale of business	—	2,611
Deferred income taxes	77,416	4,196
Gain on sale of property and equipment	(69)	(662)
Other	(55)	221
Change in assets and liabilities (excluding businesses acquired):
Accounts receivable	(234,146)	(191,332)
Inventories	(202,996)	(131,887)
Prepaid expenses and other assets	(84,983)	8,585
Accounts payable	51,195	62,393
Accrued expenses	(10,038)	(6,119)
Other long-term obligations	(64)	371
Operating lease liabilities	(22,768)	(18,606)
Net cash used by operating activities	(272,081)	(120,176)
Cash flows from investing activities:
Additions to plant, property and equipment	(75,419)	(33,647)
Payments to acquire companies, net of cash acquired	—	(733,692)
Proceeds from the sale of business	—	2,400
Investments	(1,918)	—
Other investing activities	100	(473)
Net cash used in investing activities	(77,237)	(765,412)
Cash flows from financing activities:
Repayments of long-term debt	(889)	(400,048)
Proceeds from issuance of long-term debt	—	500,000
Borrowings under revolving line of credit	—	830,000
Repayments under revolving line of credit	—	(640,000)
Premium paid on extinguishment of debt	—	(6,124)
Repurchase of common stock, including shares surrendered for tax withholding	(18,752)	(4,454)
Payment of contingent consideration liability	(125)	(157)
Distribution to noncontrolling interest	(806)	(532)
Payment of financing costs	(2,442)	(8,235)
Net cash (used) provided by financing activities	(23,014)	270,450
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(432)	1,222
Net decrease in cash, cash equivalents and restricted cash	(372,764)	(613,916)
Cash, cash equivalents and restricted cash at beginning of period	439,522	666,397
Cash, cash equivalents and restricted cash at end of period	$66,758	$52,481
Supplemental information:
Cash paid for interest	$29,042	$21,857
Cash paid for taxes	$24,603	$37,837
New operating lease right of use assets	$62,251	$38,667

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net income and diluted net income per share, adjusted EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense, depreciation and amortization and stock-based compensation (or operating income plus depreciation and amortization and stock-based compensation expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

  During the first quarter of fiscal 2021, we issued $500 million aggregate principal amount of 4.125% senior notes due October 2030. We used a portion of the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs. These amounts are included in Interest expense in the condensed consolidated statements of operations.
  During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder’s Choice business unit after concluding it was not a strategic business for our Pet segment.

		GAAP to Non-GAAP Reconciliation
		For the Three Months Ended		For the Six Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		March 26, 2022	March 27, 2021	March 26, 2022	March 27, 2021
		(in thousands, except per share amounts)
GAAP net income attributable to Central Garden & Pet Company		$69,713	$72,954	$78,722	$78,567
Incremental expenses from note redemption and issuance	(1)	—	—	—	9,952
Loss on sale of business	(2)	—	—	—	2,611
Tax effect of incremental expenses, loss on sale and impairment		—	—	—	(2,821)
Non-GAAP net income attributable to Central Garden & Pet Company		$69,713	$72,954	$78,722	$88,309
GAAP diluted net income per share		$1.27	$1.32	$1.44	$1.43
Non-GAAP diluted net income per share		$1.27	$1.32	$1.44	$1.61
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,722	55,156	54,818	54,930

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

Consolidated	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 26, 2022				For the Six Months Ended March 26, 2022
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic		Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 22	$954.4	$51.8	$902.6		$1,615.8	$121.8	$1,494.0
Q2 FY 21	935.3	—	935.3		1,527.5	$3.9	1,523.6
$ increase (decrease)	$19.1		$(32.7)		$88.3		$(29.6)
% increase (decrease)	2.0%		(3.5	) %	5.8%		(1.9	) %
Pet	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 26, 2022			For the Six Months Ended March 26, 2022
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 22	$497.7	$—	$497.7	$933.7	$—	$933.7
Q2 FY 21	492.0	—	492.0	928.4	$3.9	924.5
$ increase	$5.7	$—	$5.7	$5.3		$9.2
% increase	1.2%		1.2%	0.6%		1.0%

Garden	GAAP to Non-GAAP Reconciliation
	For Three Months Ended March 26, 2022				For the Six Months Ended March 26, 2022
	Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic		Net sales (GAAP)	Effect of acquisition & divestitures on increase in net sales	Net sales organic
	(in millions)
Q2 FY 22	$456.7	$51.8	$404.9		$682.1	$121.8	$560.3
Q2 FY 21	443.3	—	443.3		599.1	$—	599.1
$ increase (decrease)	$13.4		$(38.4)		$83.0		$(38.8)
% increase (decrease)	3.0%		(8.7	) %	13.9%		(6.5	) %
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 26, 2022
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$69,713
Interest expense, net	—	—	—	14,702
Other expense	—	—	—	369
Income tax expense	—	—	—	21,488
Net income attributable to noncontrolling interest	—	—	—	573
Sum of items below operating income	—	—	—	37,132
Income (loss) from operations	$70,511	$60,645	$(24,311)	$106,845
Depreciation & amortization	7,719	9,539	989	18,247
Noncash stock-based compensation	—	—	6,292	6,292
Adjusted EBITDA	$78,230	$70,184	$(17,030)	$131,384
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Three Months Ended March 27, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$72,954
Interest expense, net	—	—	—	10,151
Other income	—	—	—	(704)
Income tax expense	—	—	—	21,564
Net income attributable to noncontrolling interest	—	—	—	645
Sum of items below operating income	—	—	—	31,656
Income (loss) from operations	$65,962	$62,058	$(23,410)	$104,610
Depreciation & amortization	8,804	8,882	1,168	18,854
Noncash stock-based compensation	—	—	5,725	5,725
Adjusted EBITDA	$74,766	$70,940	$(16,517)	$129,189

Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 26, 2022
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$78,722
Interest expense, net	—	—	—	29,110
Other expense	—	—	—	578
Income tax expense	—	—	—	23,889
Net income attributable to noncontrolling interest	—	—	—	760
Sum of items below operating income	—	—	—	54,337
Income (loss) from operations	$76,568	$105,896	$(49,405)	$133,059
Depreciation & amortization	17,339	19,088	2,022	38,449
Noncash stock-based compensation	—	—	11,479	11,479
Adjusted EBITDA	$93,907	$124,984	$(35,904)	$182,987
Adjusted EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation For the Six Months Ended March 27, 2021
	Garden	Pet	Corp	Total
	(in thousands)
Net income attributable to Central Garden & Pet Company	$—	$—	$—	$78,567
Interest expense, net	—	—	—	30,920
Other income	—	—	—	(1,456)
Income tax expense	—	—	—	22,945
Net income attributable to noncontrolling interest	—	—	—	674
Sum of items below operating income	—	—	—	53,083
Income (loss) from operations	$70,613	$105,583	$(44,546)	$131,650
Depreciation & amortization	11,442	17,967	2,360	31,769
Noncash stock-based compensation	—	—	10,394	10,394
Adjusted EBITDA	$82,055	$123,550	$(31,792)	$173,813

Contacts

Investor Relations
Friederike Edelmann
VP, Investor Relations
(925) 412-6726
fedelmann@central.com